FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2008

NEONODE INC.
(Exact name of registrant as specified in its charter)

Delaware	0-8419	94-1517641
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

Warfvingesväg 45, SE-112 51 Stockholm, Sweden
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +46 8 678 18 50 — Sweden (925) 355-7700 — USA

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 27, 2008, Neonode Inc. received notice from Johan Ihrfelt of his intention to resign from Neonode's Board of Directors, including his position on Neonode’s audit committee, compensation committee, and nominating and governance committee. Mr. Ihrfelt’s resignation became effective March 31, 2008. Mr. Ihrfelt’s resignation was not the result of a disagreement with Neonode on any matter relating to Neonode’s operations, policies, or practices.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 2, 2008, Neonode received a deficiency letter from The Nasdaq Stock Market (“Nasdaq”) indicating that Neonode was not in compliance with Marketplace Rule 4350(d)(2)(A) due to the vacancy created by the resignation of Mr. Ihrfelt from his position as a director and a member of Neonode’s audit committee, as disclosed in Item 5.02 above. At the time of Mr. Ihrfelt’s resignation, Neonode’s audit committee consisted of three members.

Marketplace Rule 4350(d)(2)(A) requires each Nasdaq issuer to have at least three independent members on its audit committee (as defined by Nasdaq Rules 4200(a)(15) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended). As such, since the time of Mr. Ihrfelt’s resignation, Neonode has not been in compliance with Marketplace Rule 4350(d)(2)(A) because Neonode only has two of the three required independent audit committee members.

Under Marketplace Rule 4350(d)(4)(B), the Company has until the earlier of its next annual meeting (or if such meeting is held before September 29, 2008, then by September 29, 2008) to cure such non-compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEONODE INC.

Date: April 2, 2008	/s/ David W. Brunton
David W. Brunton
Chief Financial Officer, Vice President, Finance and Secretary
(Principal Financial and Accounting Officer)